Exhibit 99.2

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

June 2, 2017

Board of Directors
FelCor Lodging Trust Incorporated
125 East John Carpenter Freeway
Suite 1600
Irving, Texas  75062

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 23, 2017, to the Board of Directors of FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinions of FelCor’s Financial Advisor”, “THE REIT MERGER — Recommendation of the FelCor Board and Its Reasons for the Mergers” and “THE REIT MERGER — Opinion of FelCor’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving FelCor and RLJ Lodging Trust, a Maryland real estate investment trust (“RLJ”), which joint proxy statement/prospectus forms a part of RLJ’s Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED